EMPLOYMENT AND NONCOMPETITION AGREEMENT

This Employment and Noncompetition Agreement (the "Agreement") is entered into as of December __, 2020, by and between U.S. XPRESS, INC., a Nevada corporation (the “Company”) and JACOB LAWSON, an individual (the “Employee”).

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee hereby agree as follows:

ARTICLE I

EMPLOYMENT AND TERM

Section 1.1.Employment Duties.  The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement.  The Employee shall serve as the Company’s Chief Commercial Officer.  The principal place of Employee’s employment shall be at the Company’s headquarters in Chattanooga, Tennessee.  During the Term (as defined in Section 1.2 hereof), the Employee shall devote substantially all of his working time, attention, skill, and reasonable best efforts to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interests of the Company.  Employee shall report directly to Eric Fuller, Chief Executive Officer and President of U.S. Xpress Enterprises, Inc., or his successor.  Employee shall have such executive duties, authority, and responsibility as shall be determined from time to time by the Chief Executive Officer.  The Employee agrees to abide by the rules, regulations, instructions, personnel practices, and polices of the Company and any changes therein which may be adopted from time to time by the Company and of which Employee has received notice.

Section 1.2.Term.  This Agreement shall be effective on date of employment (the “Effective Date”) and shall continue until the fifth anniversary thereof (the “Original Term”), unless earlier terminated as provided in Article III hereof, provided that, on such fifth anniversary of the Effective Date and each annual anniversary thereafter (such date and each annual anniversary thereof, a "Renewal Date"), the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term of the Agreement at least 90 days prior to the applicable Renewal Date.   The duration of this Agreement is referred to herein as the “Employment Term”.

ARTICLE II

COMPENSATION

Section 2.1.Base Salary.  Subject to Section 3.2 hereof, the Company shall pay the Employee an annual salary of Four Hundred Eighty Thousand Dollars ($480,000.00) in each year of the Employment Term (the “Base Salary”).  Such Base Salary shall be paid at such times and

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in such increments as are consistent with the Company’s regular payroll practices for other comparable full-time employees of the Company but no less frequently than monthly.

Section 2.2.Benefits and Perquisites.

(a)General Benefits.Subject to the terms of the applicable benefit plan documents, during the Term of this Agreement, the Company shall provide the Employee with such health and welfare plans, retirement savings plan, and other benefits as are generally provided by the Company to other similarly situated executives of the Company.  including, but not limited to, all benefits available under the Company’s Xpre$$avings 401(k) Plan, Section 125 Cafeteria Plan, Section 105 Plan, Non-Qualified Deferred Compensation Plan, and such other employee benefit plans as may be adopted from time to time.
(b)Executive Benefits.The Company shall reimburse the Employee the cost for such major medical, dental and vision plans as elected by the Employee under the Company’s Section 125 Plan, shall provide to Employee a car allowance in the amount of $300 biweekly,  and shall pay the cost of executive disability insurance on behalf of the Employee.  All of the benefits described herein shall be taxed as required by IRS regulations.

Section 2.3.Bonus Plan.

(a)Sign On Bonus.  Employee shall receive cash sign-on bonus in the amount of Three Hundred Thirty-Seven Thousand Five Hundred Dollars ($337,500), payable during the first pay period of his employment.  In the event Employee voluntarily terminates his employment within the first year of employment, Employee agrees to repay the sign-on bonus in full within 90 days of such termination
(b)Short Term Incentive Plan.Employee shall be eligible to participate in the U.S. Xpress Annual Short Term Incentive Plan, or such other incentive plan as may be adopted from time to time, at the Executive Level.  Subject to the approval of the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), the target cash bonus applicable to Employee shall be fifty percent (50%) of Employee’s Base Salary for plan year 2021 and shall be guaranteed irrespective of whether or not the Company meets its defined goals as outlined in the Short Term Incentive Plan.  The payout under such Short Term Incentive Plan shall be made in the first quarter of 2022 for Company performance in 2021.  Short Term Incentive for future years will be evaluated annually and approved by the Compensation Committee then presented to the employee on an annual basis.

Section 2.4.Equity Compensation.

(a)Omnibus Plan.The Employee shall be eligible to participate in the U.S. Xpress Enterprises, Inc. 2018 Omnibus Incentive Plan, at such times and in such amounts as are approved by the Compensation Committee.  The award for 2021 is Restricted Stock Units in an amount that equals fifty percent (50%) of Employee’s Base Salary and shall be guaranteed.  Long Term Incentive for future years will be evaluated annually and approved by the Compensation Committee then presented to the employee on an annual basis.

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(b)Sign On Equity.  As of the Effective Date of this Agreement, Employee shall be granted an award of One Hundred Thirty-Six Thousand Seven Hundred Eighty-Six (136,786) Restricted Stock Units, Eighty-Six Thousand Seven Hundred Eighty-Six (86,786) of which shall vest immediately upon Employee’s first day of employment with the Company.  The remaining Fifty Thousand (50,000) units shall vest ratably of a period of four years.

Section 2.5.Vacation; Paid Time-Off.  During the Employment Term, the Employee will be entitled to take such unlimited paid vacation and other time off on a basis that is at least as favorable as that provided to other similarly situated executives of the Company and in accordance with such policies as are in effect for similarly situated executives at the time but in no event less than four (4) weeks per year.  The Employee shall receive other paid time-off in accordance with the Company's policies for executive officers, as such policies may exist from time to time.

Section 2.6.Deductions.  The Company may withhold from any salary or benefits payable or otherwise conferred by this Agreement all federal, state, city, or other taxes as shall be required pursuant to any federal, state, city or other laws or regulations.

Section 2.7.Relocation Expenses.  The Employee shall relocate at the request of the Company and the Company shall pay, or reimburse the Employee, for the reasonable relocation expenses incurred by the Employee in accordance with the terms of the Company’s relocation policy and provide Employee with a payment not to exceed $50,000 of any loss he may incur on the sale of Employee’s house.

Section 2.8.Reimbursement of Expenses.  The Company shall pay or reimburse the Employee for all reasonable travel and other expenses incurred or paid by him during the Employment Term in connection with the performance of duties under this Agreement, in accordance with the Company’s reimbursement policies and upon submission of reasonably satisfactory evidence thereof.

Section 2.9.Indemnification.  Regarding Employee’s status as an officer, director, employee and/or representative of the Company or its affiliates, the Company shall provide Employee with the same indemnification and expense advancement rights provided to all of the senior officers or similarly situated executives.  As such, Employee shall be indemnified by the Company, as an officer of the Company, against all actions, suits, claims, legal proceedings and the like initiated by any third party, exclusive of any proceeding between Employee and the Company with respect to this Agreement or Employee’s employment hereunder, to the fullest extent permitted by law, including advancement of expenses, partial indemnification, indemnification following the termination of Employee’s employment, indemnification of Employee’s estate and similar matters.  For purposes hereof, such indemnification shall, to the fullest extent permitted by law, extend to legal fees, costs, expenses, judgments, settlements, claim resolution payments, arbitration fees, arbitrator fees, mediation fees, negotiations fees and hold harmless obligations.  The aforesaid indemnification shall only be available if Employee acted in good faith within the scope of his authority and in a manner that Employee reasonably believed to be in the best interests of the Company and that (i) was not grossly negligent; (ii) did not constitute a willful breach of Employee’s duty of loyalty to the Company; and (iii) with respect to any criminal action or proceeding, had no reasonable cause to believe that Employee’s conduct was unlawful.

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Section 2.10.SEC Filings and Clawback Provisions.

(a)Consent to Filings.  Employee acknowledges that the terms of his employment may result in him being a Named Executive Officer of the Company’s publicly-traded parent, U.S. Xpress Enterprises, Inc., for purposes of filings with the Securities and Exchange Commission and/or the New York Stock Exchange.  In such event, Employee acknowledges that the Company may be required or elect to file with the SEC certain terms of his employment, including but not limited to, the terms of this Agreement, the amount of his salary, bonus and equity awards which he may receive, his title and any changes thereto, and his termination or separation from employment and the terms thereof.  Employee hereby consents to such disclosures.  Employee further agrees to cooperate with the Company in notifying the Company of any purchases or sales of stock in the Company and the filing of any necessary disclosures.
(b)Clawback.Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Employee pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

ARTICLE III

TERMINATION OF EMPLOYMENT

Section 3.1.Employment Termination.

(a)Death or Disability.  In the event the Employee dies or becomes disabled during the Term, his employment hereunder shall automatically terminate.  For the purpose of this Agreement, “disability” or “disabled” shall mean a good faith determination of a medical doctor selected by the Company and the Employee that the Employee is unable to perform his duties under this Agreement due to physical or mental illness or disease or for other causes beyond the Employee’s control and such period of inability continues for one hundred eighty (180) consecutive business days in any twelve (12) month period.

(b)By the Company for Cause.  The Company may terminate the Employee’s employment hereunder at any time for “Cause”.  For purposes of this Agreement, “Cause” shall mean:
i.	The Employee's willful engagement in dishonesty, falsification of the accounts, embezzlement of funds or other assets, or other similar fraud, illegal conduct, or gross misconduct, which is, in each case, injurious to the Company or its affiliates;
ii.	Any material breach of this Agreement (it being expressly understood that any violation of the covenants or obligations contained in Articles

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IV and V hereof shall be deemed a material breach hereof) which, if capable of cure, is not cured within thirty (30) days of receipt by the Employee of written notice of such breach from corporation;
iii.	Conviction of, or entry of a plea of guilty or nolo contendere to charges of, any crime that constitutes a felony or involving moral turpitude (defined pursuant to Tennessee Law as a crime involving obscenity, crimes of a sexual nature, or crimes punishable by death or more than one year of imprisonment (it being understood that, for instance, violation of a motor vehicle code does not constitute such crime));
iv.	Actions or failures to act constituting gross negligence by the Employee in the performance of his/her duties hereunder after the Employee has not cured such actions or failure to act within thirty (30) days after written request by the Chief Executive Officer or other member of executive management to do so;
v.	The Employee’s breach of a fiduciary duty owed to the Company, its shareholders, or any of its affiliates involving duty of care, duty of loyalty or corporate opportunity which is injurious to the Company or its affiliates; and
vi.	Gross (documented) disparagement of the Company, its affiliates, or their officers or directors.

For purposes of this provision, no act or failure to act on the part of the Employee shall be considered “willful” unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company.

Termination of the Employee’s employment shall not be deemed to be for Cause unless and until the Company delivers to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board of Directors from a meeting where Employee and his counsel have been provided an opportunity to defend his actions and/or omissions with respect to whether or not he has engaged in the conduct described above as “Cause”.

(c)By the Employee for Good Reason.  The Employee may terminate this Agreement for “Good Reason”.  For the purposes of this Agreement, “Good Reason” shall mean, in each case during the Employment Term, without Employee’s written consent:
i.	The Company has materially reduced the Employee’s annual bonus opportunity, other than a general reduction that affects all similarly situated executives in substantially the same proportions.

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ii.	A relocation of the Employee’s principal place of employment to another state or by more than fifty (50) miles.
iii.	Any material breach by the Company of any of the terms of this Agreement.
iv.	If a Change of Control shall occur. “Change of Control”, as used herein, shall mean the sale of all or substantially all of the business or assets of the Company in an asset or share transaction or merger or similar corporate transaction in which the Company’s shareholders, immediately prior to the transaction, do not own more than fifty percent (50%) of the voting stock of the surviving corporation in the transaction.
v.	A material and adverse change or reduction in the Employee’s title, authority, duties, responsibilities or reporting structure.
vi.	If the Company elects not to extend the Term of this Agreement at the end of the Original Term or any Renewal Date in accordance with Section 1.2 above.

The Employee cannot terminate his employment for Good Reason unless he has provided notice to the Company of the existence of grounds for such termination and the Company has been provided at least thirty (30) days from the date of the notice to cure such circumstances.

(d)At the Election of the Company without Cause.  The Company may terminate the Employee’s employment hereunder without Cause at any time upon ten (10) days’ prior written notice to the Employee.  At its election, the Company may continue the Employee’s Base Salary for a period of ten (10) days following termination of his employment in lieu of such notice.
(e)At the Election of the Employee without Good Reason.  The Employee may terminate his employment hereunder at any time and for any reason without liability arising by reason thereof, provided that he gives the Company at least ninety (90) days’ advance written notice.

Section 3.2.Effect of Termination.

(a)Termination for Death or Disability.  If the Employee’s employment is terminated by death or because of disability pursuant to Section 3.1(a) hereof, the Company shall pay to the estate of the Employee or to the Employee, as the case may be, the Base Salary accrued under this Agreement prior to the Termination Date along with any earned but unpaid cash bonus.  In the event of Employee’s employment is terminated as the result of a disability, the Company shall pay the Employee his Base Salary for the lesser of sixty (60) days after the date of which termination due to disability occurs or the earliest date Employee is eligible for long-term disability benefits under the Company’s Long Term Executive Disability Plan.

(b)Termination for Cause or at the Election of the Employee.  In the event that the Employee’s employment is terminated by the Company for Cause pursuant to Section 3.1(b)

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hereof, or at the election of the Employee without Good Reason pursuant to Section 3.1(e) hereof, the Company shall pay to the Employee the Base Salary accrued under this Agreement through the last day of his actual employment by the Company.

(c)Termination at the Election of the Company without Cause or by the Employee for Good Reason.  In the event that the Company terminates the Employee without Cause pursuant to Section 3.1(d) hereof, or Employee terminates this Agreement for Good Reason pursuant to Section 3.1(c) hereof, and subject to the Employee’s compliance with Articles IV and V of this Agreement and his execution of a release of claims in favor of the Company, the Company shall, through the first annual anniversary of the Termination Date, (i) pay the Employee a sum equal to the Base Salary he was earning at the time of termination; and (ii) reimburse Employee for any sums he pays to maintain health insurance coverage for Employee and his dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985.

The severance payments noted in Section 3.2(c)(i) above shall be paid in equal installments which will be not less frequently than monthly.

(d)Survival.  Notwithstanding termination of this Agreement as provided in this Article III hereof, the rights and obligations of the Employee and the Company under Articles IV and V of this Agreement shall survive termination.

Section 3.3.Cooperation.  The parties agree that certain matters in which the Employee will be involved during the Employment Term may necessitate the Employee's cooperation in the future. Accordingly, following the termination of the Employee's employment for any reason, to the extent reasonably requested by the Company, the Employee shall cooperate with the Company in connection with matters arising out of the Employee's service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Employee's other activities and pays all costs and expenses incurred by Employee in providing such cooperation.

ARTICLES IV

NONCOMPETITION AND NONSOLICITATION

Section 4.1.Covenant Not to Compete and Nonsolicitation Covenant.  As an inducement for the Company to enter into this Agreement, the Employee agrees to the following covenants (the “Restrictive Covenants”), whose terms are set forth below:

(a)Covenant Not to Compete.  During the Noncompete Term, as defined below, the Employee shall not without prior written approval of the Company, directly or indirectly, own, manage, operate, finance, control, invest, engage, or participate in the ownership, management, operation, financing, or control of any competitive business which primarily provides freight transportation services (dedicated or otherwise) by use of dry van trailer equipment or freight containers, either over-the-road or via intermodal service, directly or through any brokerage, logistics, leasing, or other indirect arrangement (including the engagement of independent contractors) in the United States of America; nor shall the Employee be employed by, associated with, or in any manner connected with, lend his name or any similar name to, lend his credit to, render services of any nature for, or provide advice or consultation to such business.

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(b)Nonsolicitation Covenant.  During the Noncompete Term as defined below, the Employee shall not without prior written approval of the Company, directly or indirectly, (i)  whether for his own account or for the account of any other person (other than the Company and its affiliates), solicit business of the same or similar type being carried on by the Company or any of its affiliates from any person or entity that is or was a customer of the Company or any of its affiliates during the Term of this Agreement or during the Noncompete Term; (ii) whether for his own account or the account of any other person (other than the Company and its affiliates), solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise any person who is or was during the Noncompete Term an employee or independent contractor of the Company or any of its affiliates or in any manner induce or attempt to induce any employee or independent contractor of the Company or any of its affiliates to terminate his employment or contract with the Company or any such affiliate; or (iii) disparage the Company or any of its affiliates, shareholders, directors, officers, employees, or agents.

(c)Limited Exception.  Notwithstanding anything to the contrary above, this Section 4.1 shall not prohibit (i) the ownership by the Employee of up to (but not more than) five percent (5%) of the publicly traded securities of any business specified in Section 4.1(a) or 4.1(b) above (but without otherwise participating in the activities of such business).

Section 4.2.Duration of Restrictive Covenants.  The restrictions contained in Section 4.1 shall apply to Employee from the date hereof to the earlier of: (a) the first anniversary of the expiration of the Term of this Agreement; (b) the first anniversary of Employee’s termination pursuant to Section 3.1(b), (c) or (d); or (c) the first anniversary of Employee’s termination at the election of the Employee (the “Noncompete Term”).  The Noncompete Term shall be extended by the length of any period during which Employee is in breach of the terms of Section 4.1.

Section 4.3.Consideration for Restrictive Covenants.  In addition to the consideration to be received by the Employee during the Term of this Agreement and in exchange for the continuous performance of his obligations under Sections 4.1(a) and 4.1(b), upon expiration of the Term, upon Employee’s termination without Cause, the payment by the Company of the payments outlined in Section 3.2(d) shall be considered adequate consideration for the Restrictive Covenants.  In the event Employee is terminated for Cause pursuant to Section 3.1(b) or in the event Employee elects to terminate his employment, consideration received from the Effective Date of this Agreement shall be considered adequate for the Restrictive Covenants and Employee shall not be entitled to any additional consideration.  The Employee acknowledges that such consideration constitutes sufficient and adequate consideration for the Employee’s agreement to the Restrictive Covenants.  The Employee further acknowledges that, given the nationwide character of the Company’s business, the Restrictive Covenants and their geographic area and duration are reasonable.

Section 4.4.Enforceability.  If any of the Restrictive Covenants is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time, over too great a range of activities, or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities, or geographic area as to which it may be enforceable.

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Section 4.5.Specific Performance.  The Restrictive Covenants are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable to accomplish such purpose.  The Employee agrees and acknowledges that any breach of the Restrictive Covenants would cause the Company immediate, substantial and irreparable damage for which monetary damages will not be an adequate remedy.  In the event of any such breach, in addition to such other remedies which may be available in law, the Company shall have the right to seek specific performance, injunction, or any other equitable relief in any court having jurisdiction over such claim without the necessity of showing any actual damage or posting any bond or furnishing any other security, and that the specific enforcement of the provisions of this Agreement will not diminish Employee’s ability to earn a livelihood or create or impose on Employee any undue hardship.  The party that prevails in a proceeding to remedy a breach under the Restrictive Covenants shall be entitled to receive its or his reasonable attorneys’ fees, expert witness fees, and out-of-pocket costs incurred in connection with such proceeding, in addition to any other relief they may be granted.

ARTICLE V

CONFIDENTIAL INFORMATION

Section 5.1.Confidential Information.  The Employee understands and acknowledges that during the Employment Term, he will have access to and learn about Confidential Information, as defined below.  The Employee understands and acknowledges that his obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Employee first having access to such Confidential Information (whether before or after he begins employment by the Company) and shall continue during and after his employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Employee's breach of this Agreement or breach by those acting in concert with the Employee or on the Employee's behalf.

Section 5.2.Definition.  For purposes of this Agreement, "Confidential Information" includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, databases, manuals, records, articles, systems, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, specifications, customer information, and customer lists of the Company or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.

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The Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Employee understands and agrees that Confidential Information includes information developed by him in the course of his employment by the Company as if the Company furnished the same Confidential Information to the Employee in the first instance. Confidential Information shall not include information that (i) is generally available to and known by the public at the time of disclosure to the Employee or at a later date, provided that, such disclosure is through no direct or indirect fault of the Employee or person(s) acting on the Employee's behalf; (ii) was lawfully received by Employee from a third party; or (iii) was known to Employee prior to receipt from the Company.

Section 5.3.Company Creation and Use of Confidential Information.  The Employee understands and acknowledges that the Company has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, developing its information technology, developing its operational and load planning platform, policies and procedures, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the field of trucking and logistics. The Employee understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace.

Section 5.4.Disclosure and Use Restrictions.  The Employee agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of the Employee's authorized employment duties to the Company or with the prior consent of the Chief Executive Officer acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company, except as required in the performance of the Employee's authorized employment duties to the Company or with the prior consent of the Chief Executive Officer acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Employee shall promptly provide written notice of any such order to the Corporate General Counsel.

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Section 5.5Duration of Obligations.  The Employee understands and acknowledges that his obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Employee first having access to such Confidential Information (whether before or after he begins employment by the Company) and shall continue during and after his employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Employee's breach of this Agreement or breach by those acting in concert with the Employee or on the Employee's behalf.

ARTICLE VI

MISCELLANEOUS

Section 6.1.Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to the matters contained herein and supersedes all previous commitments, agreements, and understanding between the parties with respect to such matters.  There are no oral understandings, terms, or conditions, and no party has relied upon any representation, express or implied, not contained in this Agreement.

Section 6.2.Amendments.  This Agreement may not be amended in any respect whatsoever, nor may any provision hereof be waived by any party, except by a further agreement, in writing, fully executed by each of the parties.

Section 6.3.Successors.  This Agreement shall be binding upon and inure to the benefit of the parties and to their respective heirs, personal representatives, successors and assigns, executors and/or administrators; provided, that (a) the Employee may not assign his rights hereunder (except by will or the laws of descent)  without the prior written consent of the Company and (b) the Company may not assign its rights hereunder without the prior written consent of the Employee which will not be unreasonably withheld, provided, however, that the Company may assign this Agreement without the consent of the Employee in connection with any sale or reorganization of the Company.

Section 6.4.Publicity.  The Employee hereby irrevocably consents to any and all uses and displays, by U.S. Xpress or the Company and its agents, representatives and licensees, of the Employee's name, voice, likeness, image, appearance, and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes, and all other printed and electronic forms and media throughout the world, at any time during or after the period of his employment by the Company, for all legitimate commercial and business purposes of the Company ("Permitted Uses") without further consent from or royalty, payment, or other compensation to the Employee. The Employee hereby forever waives and releases U.S. Xpress and the Company and their directors, officers, employees, and agents from any and all claims, actions, damages, losses, costs, expenses, and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of his employment by U.S. Xpress or the Company, arising directly or indirectly from U.S. Xpress’s, the Company's and their agents', representatives', and licensees' exercise of their rights in connection with any Permitted Uses.

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Section 6.5.Captions.  The captions of this Agreement are for convenience and reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.

Section 6.6.Notice.  Any notice or communication must be in writing and given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same by hand delivery (including by a nationally recognized overnight carrier) or by deposit with a reputable overnight courier.  Such notice shall be deemed received on the date on which it is delivered, three (3) business days after deposit in the United States mail as set forth above, or the next business day after deposit with a reputable overnight courier.  For purposes of notice, the addresses of the parties shall be:

If to the Employee:Jacob Lawson

1701 Breton Road S.E.

Grand Rapids, Michigan 49506

If to the Company:U.S. Xpress Enterprises, Inc.

4080 Jenkins Road

Chattanooga, TN 37421

Attention:  Chief People Officer

Any party may change its address for notice by written notice given to the other party in accordance with Section 6.6.

Section 6.7.Counterparts.  This Agreement may be executed simultaneously in any number of original, facsimile or electronically transmitted signed counterparts, each of which counterpart, when so executed and delivered, shall be taken to be an original, but such counterparts shall together constitute one and the same document.

Section 6.8.Severability.  If any provision of this Agreement is held illegal, invalid or unenforceable, such illegality, invalidity, or unenforceability shall not affect any other provision hereof.  Such provision and the remainder of this Agreement shall, in such circumstances, be modified to the extent necessary to render enforceable the remaining provisions hereof.

Section 6.9.Applicable Law.  This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Tennessee, without regard to principles of comity or conflicts of laws provisions of any jurisdiction.

Section 6.10.Construction.  The language contained in this Agreement shall be deemed to be approved by both parties hereto and no rule of strict construction shall be applied against any party.  Unless otherwise expressly provided, the words “hereof” and “hereunder” and similar references refer to this Agreement in its entirety and not to any specific part hereof.

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Section 6.11.Genders.  Any reference to the masculine gender shall be deemed to include feminine and neutral genders, and vice versa, and any reference to the singular shall include the plural, and vice versa, unless the context otherwise requires.

Section 6.12.Right to Offset.  The Company may exercise a right of offset at any time and from time to time against any amount payable under this Agreement to the extent the Employee is indebted to the Company or any of its affiliates.

Section 6.13.Waiver.  The failure of either party to insist upon strict performance of any of the terms or conditions of this Agreement shall not constitute a waiver of any of its rights hereunder.

Section 6.14.  Conflict.  In the event of any conflict in the definition of "Cause" as set out in Section 3.1 (b) of this Agreement and any definition  of Cause as set out in any Restricted Unit Stock Award Notice ( a "RSU Agreement")  hereafter to be signed by the parties hereto, the definition of Cause as found in this Agreement shall prevail and be deemed binding on the parties.

Section 6.15.Section 409A.  It is intended that the provisions of this Agreement comply with Section 409A of the U.S. Internal Revenue Code, as amended (the “Code”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.  Each payment and benefit under this Agreement is intended to constitute a separate payment for purposes of Section 409A.  The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A; provided that any such amendments or actions will preserve the value of such payments or benefits to the maximum extent permitted.  If, at the time of Employee’s separation from service (within the meaning of Section 409A of the Code), (a) Employee shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (b) the Company shall make a good faith determination that an amount payable under this Agreement or any other plan, policy, arrangement or agreement of or with the Company (this Agreement and such other plans, policies, arrangements and agreements, the “Company Plans”) constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay any such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it, without interest, on the earlier of the first day of the seventh month following such separation from service or Employee’s death.  Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to or for Employee’s benefit under any Company Plan may not be reduced by, or offset against, any amount owing by Employee to the Company.  Except as specifically permitted by Section 409A of the Code, the benefits and reimbursements provided to Employee under this Agreement and any Company Plan during any calendar year shall not affect the benefits and reimbursements to be provided to Employee under the relevant section of this Agreement or Company Plan in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit and shall be provided in accordance with Treas. Reg. Section 1.409A-3(i)(1)(iv) or

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any successor thereto.  Further, in the case of reimbursement payments, such payments shall be made to Employee on or before the last day of the calendar year following the calendar year in which the underlying fee, cost or expense is incurred.  For purposes of this Agreement, “Section 409A” means Section 409A of the Code, any regulations and guidance under that statute, and any applicable state law equivalent, as each may be amended or promulgated from time to time.

IN WITNESS WHEREOF, the parties hereto have caused this Employment and Noncompetition Agreement to be duly executed as of the date first set forth above.

THE EMPLOYEE:U.S. XPRESS ENTERPRISES, INC.

/s/Jacob Lawson________________By: /s/Eric Fuller_________________

Jacob Lawson Eric Fuller

Chief Executive Officer and President

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